Release: April 21, 2020

Strength of team and operating model evident as CP reports record first-quarter revenues and record-low Q1 operating ratio

Calgary - Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) today announced first-quarter operating results, including revenues of $2.04 billion, an operating ratio ("OR") of 59.2 percent, diluted earnings per share ("EPS") of $2.98 and adjusted diluted EPS of $4.42.

"These impressive Q1 2020 results are due to the efforts of our CP family, the leadership of our talented management team and strict adherence to the foundations of our precision scheduled railroading model," said Keith Creel, President and Chief Executive Officer. "The entire CP team is proud to deliver for our customers, shareholders and the broader economy today, and always."

First-quarter highlights

•	Revenues increased by 16 percent to a Q1 record $2.04 billion, from $1.77 billion last year

•	Reported diluted EPS was $2.98, a 4 percent decrease from $3.09 last year, and adjusted diluted EPS was $4.42, a 58 percent increase from $2.79 last year

•	Operating ratio improved by 1,010 basis points to a Q1 record 59.2 percent

•	Operating income increased by 54 percent to $834 million from $543 million last year

Updated 2020 outlook
As a result of the ongoing impacts of the COVID-19 pandemic to business operations and the broader macroeconomy, CP has updated its 2020 outlook.

Based on CP’s current view of the demand environment, the Company now expects volume, as measured in revenue ton miles, to be down mid-single digits and adjusted diluted EPS to be roughly flat year over year1.

In spite of currency headwinds, CP continues to expect capital expenditures of $1.6 billion as the Company takes advantage of available track time to better position the network for recovery and support long-term shareholder returns.

CP's revised guidance assumes a Canadian-to-U.S. dollar exchange rate of 1.40, other components of net periodic benefit recovery to decrease by approximately $40 million versus 2019 and an effective tax rate of 25 percent.

"We have had a tremendous start to 2020. Our operating team is tried and tested, and has shown exemplary leadership during a challenging period, including now managing the COVID-19 crisis," said Creel. "The same operating model that produced record results for CP during good times now serves us well during challenging economic times. The company is in a strong position from both a balance sheet and liquidity perspective, and as we navigate through this extraordinary period, we remain well-positioned not only to weather this storm, but to recover stronger on the other side. I could not be prouder of the team, particularly those on the operating side who continue to deliver for North Americans."

Conference call details
CP will discuss its results with the financial community in a conference call beginning at 4:30 p.m. ET (2:30 p.m. MT) today.

1 CP’s expectation for adjusted diluted EPS in 2020 is based on 2019’s adjusted diluted EPS of $16.44. CP’s reported diluted EPS was $17.52 in 2019.

Conference Call Access
Toronto participants dial in number: 1-647-427-7450
Operator assisted toll free dial in number: 1-888-231-8191
Callers should dial in 10 minutes prior to the call.

Webcast
We encourage you to access the webcast and presentation material in the Investors section of CP's website at investor.cpr.ca

A replay of the first-quarter conference call will be available by phone through to April 28, 2020 at 416-849-0833 or toll free 1-855-859-2056, password 1650409.

Access to the webcast and audio file of the presentation will be available at investor.cpr.ca

Non-GAAP Measures
Although CP has provided a forward-looking non-GAAP measure (adjusted diluted EPS), management is unable to reconcile, without unreasonable efforts, the forward-looking adjusted diluted EPS to the most comparable GAAP measure, due to unknown variables and uncertainty related to future results. These unknown variables may include unpredictable transactions of significant value. In past years, CP has recognized significant asset impairment charges, management transition costs related to senior executives and discrete tax items. These or other similar, large unforeseen transactions affect diluted EPS but may be excluded from CP's adjusted diluted EPS. Additionally, the U.S.-to-Canadian dollar exchange rate is unpredictable and can have a significant impact on CP's reported results but may be excluded from CP's adjusted diluted EPS. In particular, CP excludes the FX impact of translating the Company's debt and lease liabilities, the impact from changes in income tax rates and a provision for uncertain tax item from adjusted diluted EPS. Please see Note on Forward-looking information below for further discussion.

For information regarding non-GAAP measures, including reconciliations to the nearest GAAP measures, see the attached supplementary schedule non-GAAP Measures.

Note on forward-looking information
This news release contains certain forward-looking information and forward-looking statements (collectively, "forward-looking information") within the meaning of applicable securities laws. Forward-looking information includes, but is not limited to, statements concerning expectations, beliefs, plans, goals, objectives, assumptions and statements about possible future events, conditions, and results of operations or performance. Forward-looking information may contain statements with words or headings such as "financial expectations", "key assumptions", "anticipate", "believe", "expect", "plan", "will", "outlook", "should" or similar words suggesting future outcomes. This news release contains forward-looking information relating, but not limited to, statements concerning 2020 volume as measured in revenue ton-miles, adjusted diluted EPS, capital program investments, the U.S.-to-Canadian dollar exchange rate, annualized effective tax rate, other components of net periodic benefit recovery, the success of our business, our operations, priorities and plans, anticipated financial and operational performance, business prospects and demand for our services.

The forward-looking information contained in this news release is based on current expectations, estimates, projections and assumptions, having regard to CP's experience and its perception of historical trends, and includes, but is not limited to, expectations, estimates, projections and assumptions relating to: North American and global economic growth; commodity demand growth; sustainable industrial and agricultural production; commodity prices and interest rates; foreign exchange rates (as specified herein); effective tax rates (as specified herein); performance of our assets and equipment; sufficiency of our budgeted capital expenditures in carrying out our business plan; geopolitical conditions, applicable laws, regulations and government policies; the availability and cost of labour, services and infrastructure; the satisfaction by third parties of their obligations to CP; and the anticipated impacts of COVID-19 on CP businesses, operating results, cash flows and/or financial condition. Although CP believes the expectations, estimates, projections and assumptions reflected in the forward-looking information presented herein are reasonable as of the date hereof, there can be no assurance that they will prove to be correct.

Current conditions, economic and otherwise, render assumptions, although reasonable when made, subject to greater uncertainty.

Undue reliance should not be placed on forward-looking information as actual results may differ materially from those expressed or implied by forward-looking information. By its nature, CP's forward-looking information involves inherent risks and uncertainties that could cause actual results to differ materially from the forward looking information, including, but not limited to, the following factors: changes in business strategies; general North American and global economic, credit and business conditions; risks associated with agricultural production, such as weather conditions and insect populations; the availability and price of energy commodities; the effects of competition and pricing pressures; industry capacity; shifts in market demand; changes in commodity prices; uncertainty surrounding timing and volumes of commodities being shipped via CP; inflation; geopolitical instability; changes in laws, regulations and government policies, including regulation of rates; changes in taxes and tax rates; potential increases in maintenance and operating costs; changes in fuel prices; uncertainties of investigations, proceedings or other types of claims and litigation; labour disputes; risks and liabilities arising from derailments; transportation of dangerous goods; timing of completion of capital and maintenance projects; currency and interest rate fluctuations; effects of changes in market conditions and discount rates on the financial position of pension plans and investments; trade restrictions or other changes to international trade arrangements; climate change; various events that could disrupt operations, including severe weather, such as droughts, floods, avalanches and earthquakes, and cybersecurity attacks, as well as security threats and governmental response to them, and technological changes; and the pandemic created by the outbreak of the novel strain of coronavirus (and the disease known as COVID-19) and resulting effects on economic conditions, the demand environment for logistics requirements and energy prices, restrictions imposed by public health authorities or governments, fiscal and monetary policy responses by governments and financial institutions, and disruptions to global supply chains. The foregoing list of factors is not exhaustive. These and other factors are detailed from time to time in reports filed by CP with securities regulators in Canada and the United States. Reference should be made to "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements" in CP's annual and interim reports on Form 10-K and 10-Q.

The forward-looking information contained in this news release is made as of the date hereof. Except as required by law, CP undertakes no obligation to update publicly or otherwise revise any forward-looking information, or the foregoing assumptions and risks affecting such forward-looking information, whether as a result of new information, future events or otherwise.

About Canadian Pacific
Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts. CP provides North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR

Contacts:
Media
Jeremy Berry
403-319-6227
Jeremy_Berry@cpr.ca
Alert_MediaRelations@cpr.ca

Investment Community
Maeghan Albiston
403-319-3591
investor@cpr.ca

FINANCIAL STATEMENTS

INTERIM CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the three months ended March 31
(in millions of Canadian dollars, except share and per share data)	2020	2019
Revenues (Note 3)
Freight	$2,000	$1,726
Non-freight	43	41
Total revenues	2,043	1,767
Operating expenses
Compensation and benefits	398	406
Fuel	212	209
Materials	59	57
Equipment rents	36	35
Depreciation and amortization	192	160
Purchased services and other	312	357
Total operating expenses	1,209	1,224

Operating income	834	543
Less:
Other expense (income) (Note 4)	211	(47)
Other components of net periodic benefit recovery (Note 12)	(85)	(97)
Net interest expense	114	114
Income before income tax expense	594	573
Income tax expense (Note 5)	185	139
Net income	$409	$434

Earnings per share (Note 6)
Basic earnings per share	$2.99	$3.10
Diluted earnings per share	$2.98	$3.09

Weighted-average number of shares (millions) (Note 6)
Basic	136.7	140.1
Diluted	137.2	140.5

Dividends declared per share	$0.8300	$0.6500
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)

	For the three months ended March 31
(in millions of Canadian dollars)	2020	2019
Net income	$409	$434
Net (loss) gain in foreign currency translation adjustments, net of hedging activities	(65)	16
Change in derivatives designated as cash flow hedges	2	2
Change in pension and post-retirement defined benefit plans	45	20
Other comprehensive (loss) income before income taxes	(18)	38
Income tax recovery (expense) on above items	60	(22)
Other comprehensive income (Note 7)	42	16
Comprehensive income	$451	$450
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED BALANCE SHEETS AS AT
(unaudited)

	March 31	December 31
(in millions of Canadian dollars)	2020	2019
Assets
Current assets
Cash and cash equivalents	$247	$133
Accounts receivable, net (Note 8)	885	805
Materials and supplies	177	182
Other current assets	98	90
	1,407	1,210
Investments	369	341
Properties	19,900	19,156
Goodwill and intangible assets	223	206
Pension asset	1,111	1,003
Other assets	478	451
Total assets	$23,488	$22,367
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$1,528	$1,693
Long-term debt maturing within one year (Note 9, 10)	266	599
	1,794	2,292
Pension and other benefit liabilities	790	785
Other long-term liabilities	541	562
Long-term debt (Note 9, 10)	9,804	8,158
Deferred income taxes	3,604	3,501
Total liabilities	16,533	15,298
Shareholders’ equity
Share capital	1,985	1,993
Additional paid-in capital	51	48
Accumulated other comprehensive loss (Note 7)	(2,480)	(2,522)
Retained earnings	7,399	7,550
	6,955	7,069
Total liabilities and shareholders’ equity	$23,488	$22,367
Contingencies (Note 14)
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the three months ended March 31
(in millions of Canadian dollars)	2020	2019
Operating activities
Net income	$409	$434
Reconciliation of net income to cash provided by operating activities:
Depreciation and amortization	192	160
Deferred income tax expense (Note 5)	39	38
Pension recovery and funding (Note 12)	(65)	(88)
Foreign exchange loss (gain) on debt and lease liabilities (Note 4)	215	(45)
Other operating activities, net	(72)	45
Change in non-cash working capital balances related to operations	(229)	(131)
Cash provided by operating activities	489	413
Investing activities
Additions to properties	(355)	(224)
Proceeds from sale of properties and other assets	2	6
Other	(9)	(1)
Cash used in investing activities	(362)	(219)
Financing activities
Dividends paid	(114)	(91)
Issuance of CP Common Shares	24	4
Purchase of CP Common Shares (Note 11)	(501)	(207)
Issuance of long-term debt, excluding commercial paper (Note 9)	959	397
Repayment of long-term debt, excluding commercial paper	(15)	(5)
Net repayment of commercial paper (Note 9)	(553)	—
Increase in short-term borrowings (Note 9)	145	—
Other	11	—
Cash (used in) provided by financing activities	(44)	98
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	31	(1)
Cash position
Increase in cash and cash equivalents	114	291
Cash and cash equivalents at beginning of period	133	61
Cash and cash equivalents at end of period	$247	$352

Supplemental disclosures of cash flow information:
Income taxes paid	$139	$149
Interest paid	$157	$149
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(unaudited)

	For the three months ended March 31
(in millions of Canadian dollars except per share data)	Common shares (in millions)	Share capital	Additional paid-in capital	Accumulated other comprehensive loss	Retained earnings	Total shareholders’ equity
Balance at December 31, 2019, as previously reported	137.0	$1,993	$48	$(2,522)	$7,550	$7,069
Impact of accounting change (Note 2)	—	—	—	—	(1)	(1)
Balance at January 1, 2020, as restated	137.0	$1,993	$48	$(2,522)	$7,549	$7,068
Net income	—	—	—	—	409	409
Other comprehensive income (Note 7)	—	—	—	42	—	42
Dividends declared ($0.8300 per share)	—	—	—	—	(112)	(112)
Effect of stock-based compensation expense	—	—	5	—	—	5
CP Common Shares repurchased (Note 11)	(1.6)	(21)	—	—	(447)	(468)
Shares issued under stock option plan	0.2	13	(2)	—	—	11
Balance at March 31, 2020	135.6	$1,985	$51	$(2,480)	$7,399	$6,955
Balance at January 1, 2019	140.5	$2,002	$42	$(2,043)	$6,630	$6,631
Net income	—	—	—	—	434	434
Other comprehensive income (Note 7)	—	—	—	16	—	16
Dividends declared ($0.6500 per share)	—	—	—	—	(91)	(91)
Effect of stock-based compensation expense	—	—	5	—	—	5
CP Common Shares repurchased (Note 11)	(0.7)	(10)	—	—	(175)	(185)
Shares issued under stock option plan	—	5	(1)	—	—	4
Balance at March 31, 2019	139.8	$1,997	$46	$(2,027)	$6,798	$6,814
See Notes to Interim Consolidated Financial Statements.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2020
(unaudited)

1    Basis of presentation

These unaudited interim consolidated financial statements of Canadian Pacific Railway Limited (“CP”, or “the Company”), expressed in Canadian dollars, reflect management’s estimates and assumptions that are necessary for their fair presentation in conformity with generally accepted accounting principles in the United States of America (“GAAP”). They do not include all disclosures required under GAAP for annual financial statements and should be read in conjunction with the 2019 annual consolidated financial statements and notes included in CP's 2019 Annual Report on Form 10-K. The accounting policies used are consistent with the accounting policies used in preparing the 2019 annual consolidated financial statements, except for the newly adopted accounting policy discussed in Note 2.

CP's operations can be affected by seasonal fluctuations such as changes in customer demand and weather-related issues. This seasonality could impact quarter-over-quarter comparisons.

In management’s opinion, the unaudited interim consolidated financial statements include all adjustments (consisting of normal and recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.

2    Accounting changes

Implemented in 2020

Financial Instruments - Credit Losses

On January 1, 2020, the Company adopted the new Accounting Standards Update ("ASU") 2016-13, issued by the Financial Accounting Standards Board ("FASB"), and all related amendments under FASB Accounting Standards Codification ("ASC") Topic 326, Financial Instruments - Credit Losses. Using a modified retrospective approach, the Company recognized a cumulative-effect adjustment to its opening retained earnings balance in the period of adoption. Accordingly, comparative financial information has not been restated and continues to be reported under the accounting standards in effect for those periods.

The impact of the adoption of ASC 326 as at January 1, 2020 was an increase in the allowance for credit losses of $1 million, with the offsets to "Deferred income taxes" and "Retained earnings" on the Company's Interim Consolidated Balance Sheet. See Note 8 for further discussion of the current period credit loss.

Future Changes

Simplification of Financial Disclosures about Guarantors

In March 2020, the Securities and Exchange Commission issued amendments to the financial disclosure requirements for guarantors and issuers of guaranteed securities, to improve the quality of disclosure and reduce compliance burdens. Among other changes, the amendments replace the current requirement for condensed consolidating financial information (“CCFI”), as specified in Rule 3-10 of Regulation S-X, with summarized financial information and expanded qualitative non-financial disclosures about the guarantees, issuers, and guarantors. The amendments will be effective on January 4, 2021, with the option to comply in advance. The Company is currently assessing the impact of these amendments for its future CCFI disclosures.

3    Revenues

The following table disaggregates the Company’s revenues from contracts with customers by major source:

	For the three months ended March 31
(in millions of Canadian dollars)	2020	2019
Freight
Grain	$418	$380
Coal	150	158
Potash	112	114
Fertilizers and sulphur	70	57
Forest products	78	73
Energy, chemicals and plastics	491	315
Metals, minerals and consumer products	189	173
Automotive	87	76
Intermodal	405	380
Total freight revenues	2,000	1,726
Non-freight excluding leasing revenues	29	26
Revenues from contracts with customers	2,029	1,752
Leasing revenues	14	15
Total revenues	$2,043	$1,767

Contract liabilities

Contract liabilities represent payments received for performance obligations not yet satisfied and relate to deferred revenue and are presented as components of "Accounts payable and accrued liabilities" and "Other long-term liabilities" on the Company's Interim Consolidated Balance Sheets.

The following table summarizes the changes in contract liabilities:

	For the three months ended March 31
(in millions of Canadian dollars)	2020	2019
Opening balance	$146	$2
Revenue recognized that was included in the contract liability balance at the beginning of the period	(37)	(2)
Increase due to consideration received, net of revenue recognized during the period	3	73
Closing balance	$112	$73

4    Other expense (income)

	For the three months ended March 31
(in millions of Canadian dollars)	2020	2019
Foreign exchange loss (gain) on debt and lease liabilities	$215	$(45)
Other foreign exchange gains	(5)	(3)
Other	1	1
Other expense (income)	$211	$(47)

5    Income taxes

	For the three months ended March 31
(in millions of Canadian dollars)	2020	2019
Current income tax expense	$146	$101
Deferred income tax expense	39	38
Income tax expense	$185	$139

The effective tax rate for the three months ended March 31, 2020 was 31.10%, compared to 24.24% for the same period of 2019.

For the three months ended March 31, 2020, the effective tax rate excluding the discrete item of the foreign exchange ("FX") loss of $215 million on debt and lease liabilities was 25.00%.

For the three months ended March 31, 2019, the effective tax rate excluding the discrete item of the FX gain of $45 million on debt and lease liabilities was 25.75%.

6    Earnings per share

Basic earnings per share has been calculated using Net income for the period divided by the weighted-average number of shares outstanding during the period. The number of shares used in the earnings per share calculations are reconciled as follows:

	For the three months ended March 31
(in millions)	2020	2019
Weighted-average basic shares outstanding	136.7	140.1
Dilutive effect of stock options	0.5	0.4
Weighted-average diluted shares outstanding	137.2	140.5

For the three months ended March 31, 2020, there were 0.1 million options excluded from the computation of diluted earnings per share because their effects were not dilutive (three months ended March 31, 2019 - 0.2 million).

7    Changes in Accumulated other comprehensive loss ("AOCL") by component

	For the three months ended March 31
(in millions of Canadian dollars)	Foreign currency net of hedging activities(1)	Derivatives and other(1)	Pension and post- retirement defined benefit plans(1)	Total(1)
Opening balance, January 1, 2020	$112	$(54)	$(2,580)	$(2,522)
Other comprehensive income before reclassifications	7	—	—	7
Amounts reclassified from accumulated other comprehensive loss	—	2	33	35
Net other comprehensive income	7	2	33	42
Closing balance, March 31, 2020	$119	$(52)	$(2,547)	$(2,480)
Opening balance, January 1, 2019	$113	$(62)	$(2,094)	$(2,043)
Other comprehensive loss before reclassifications	—	(1)	(1)	(2)
Amounts reclassified from accumulated other comprehensive loss	—	2	16	18
Net other comprehensive income	—	1	15	16
Closing balance, March 31, 2019	$113	$(61)	$(2,079)	$(2,027)

(1)	Amounts are presented net of tax.

Amounts in Pension and post-retirement defined benefit plans reclassified from AOCL are as follows:

	For the three months ended March 31
(in millions of Canadian dollars)	2020	2019
Recognition of net actuarial loss(1)	$45	$21
Income tax recovery	(12)	(5)
Total net of income tax	$33	$16

(1)	Impacts "Other components of net periodic benefit recovery" on the Interim Consolidated Statements of Income.
8    Accounts receivable, net

Accounts receivable from customers are recognized initially at fair value and subsequently measured at amortized cost less allowance for expected credit losses. Losses on accounts receivable are estimated based on historical credit loss experience of receivables with similar risk characteristics. Historical loss experience is adjusted to reflect any management expectations that current or future conditions will differ from conditions that existed for the period over which historical information is evaluated.

To determine expected credit losses, customer receivables are disaggregated by credit characteristics, type of customer service, customer line of business, and receivable aging.

(in millions of Canadian dollars)	Freight	Non-freight	Total
Accounts receivable, as at March 31, 2020	$724	$202	$926

Allowance for credit losses
Restated, as at January 1, 2020 (Note 2)	(27)	(16)	(43)
Current period credit loss provision, net	—	2	2
Allowance for credit losses, as at March 31, 2020	(27)	(14)	(41)
Total accounts receivable, net as at March 31, 2020	$697	$188	$885

Total accounts receivable, net restated, as at January 1, 2020	$610	$194	$804

Receivables are considered to be in default and are written off against the allowance for credit losses when it is probable that all remaining contractual payments due will not be collected in accordance with the terms of the customer contracts. Subsequent recoveries of amounts previously written off are credited to earnings in the period recovered.

9    Debt

Issuance of long-term debt

During the three months ended March 31, 2020, the Company issued U.S. $500 million 2.050% 10-year unsecured notes due March 5, 2030 for net proceeds of approximately U.S. $495 million ($662 million) and $300 million 3.050% 30-year unsecured notes due March 9, 2050 for net proceeds of approximately $296 million. These notes pay interest semi-annually and carry a negative pledge.

Credit facility

The Company's revolving credit facility consists of a U.S. $1.0 billion tranche maturing September 27, 2024 and a U.S. $300 million tranche maturing September 27, 2021. As at March 31, 2020, the Company had U.S. $100 million ($142 million) drawn from the U.S. $300 million tranche of its revolving credit facility (December 31, 2019 - undrawn). The interest rate on these borrowings is 1.875%. These borrowings are included in "Long-term debt maturing within one year" on the Company's Interim Consolidated Balance Sheets.

Commercial paper program

The Company has a commercial paper program which enables it to issue commercial paper up to a maximum aggregate principal amount of U.S. $1.0 billion in the form of unsecured promissory notes. This commercial paper program is backed by the U.S. $1.3 billion revolving credit facility. As at March 31, 2020, the Company had total commercial paper borrowings of U.S. $20 million ($28 million), included in "Long-term debt maturing within one year" on the Company's Interim Consolidated Balance Sheets (December 31, 2019 - U.S. $397 million). The weighted-average interest rate on these borrowings was 2.55% (December 31, 2019 - 2.03%). The Company presents issuances and repayments of commercial paper, all of which have a maturity of less than 90 days, in the Company's Interim Consolidated Statements of Cash Flows on a net basis.

10    Financial instruments

A. Fair values of financial instruments

The Company categorizes its financial assets and liabilities measured at fair value into a three-level hierarchy established by GAAP that prioritizes those inputs to valuation techniques used to measure fair value based on the degree to which they are observable. The three levels of the fair value hierarchy are as follows: Level 1 inputs are quoted prices in active markets for identical assets and liabilities; Level 2 inputs, other than quoted prices included within Level 1, are observable for the asset or liability either directly or indirectly; and Level 3 inputs are not observable in the market.

The carrying values of financial instruments equal or approximate their fair values with the exception of long-term debt as at:

(in millions of Canadian dollars)	March 31, 2020	December 31, 2019
Long-term debt (including current maturities):
Fair value	$11,607	$10,149
Carrying value	10,070	8,757

All long-term debt is classified as level 2. The estimated fair value of current and long-term borrowings has been determined based on market information where available, or by discounting future payments of principal and interest at estimated interest rates expected to be available to the Company at period end.

B. Financial risk management

The effect of the Company's net investment hedge for the three months ended March 31, 2020 was an unrealized FX loss of $555 million (three months ended March 31, 2019 - unrealized FX gain of $120 million) recognized in “Other comprehensive income”.

11    Shareholders' equity

On December 17, 2019, the Company announced a normal course issuer bid ("NCIB"), commencing December 20, 2019, to purchase up to 4.80 million Common Shares in the open market for cancellation on or before December 19, 2020. As at March 31, 2020, the Company had purchased 1.75 million Common Shares for $568 million under this NCIB.

On October 19, 2018, the Company announced a NCIB, commencing October 24, 2018, to purchase up to 5.68 million Common Shares for cancellation on or before October 23, 2019. The Company completed this NCIB on October 23, 2019.

All purchases were made in accordance with the respective NCIB at prevailing market prices plus brokerage fees, or such other prices that were permitted by the Toronto Stock Exchange, with consideration allocated to share capital up to the average carrying amount of the shares and any excess allocated to "Retained earnings".

The following table provides activities under the share repurchase programs:

	For the three months ended March 31
	2020	2019
Number of Common Shares repurchased(1)	1,455,854	707,678
Weighted-average price per share(2)	$321.71	$261.73
Amount of repurchase (in millions)(2)	$468	$185

(1)	Includes shares repurchased but not yet cancelled at end of period.

(2)	Includes brokerage fees.

12    Pension and other benefits

In the three months ended March 31, 2020, the Company made contributions of $9 million (three months ended March 31, 2019 - $11 million) to its defined benefit pension plans.

Net periodic benefit costs for defined benefit pension plans and other benefits included the following components:

	For the three months ended March 31
	Pensions		Other benefits
(in millions of Canadian dollars)	2020	2019	2020	2019
Current service cost (benefits earned by employees)	$35	$27	$3	$3
Other components of net periodic benefit (recovery) cost:
Interest cost on benefit obligation	102	112	5	5
Expected return on fund assets	(237)	(237)	—	—
Recognized net actuarial loss	44	21	1	2
Total other components of net periodic benefit (recovery) cost	(91)	(104)	6	7
Net periodic benefit (recovery) cost	$(56)	$(77)	$9	$10

13    Stock-based compensation

At March 31, 2020, the Company had several stock-based compensation plans including stock option plans, various cash-settled liability plans, and an employee share purchase plan. These plans resulted in an expense for the three months ended March 31, 2020 of $11 million (three months ended March 31, 2019 - an expense of $34 million).

Stock option plan

In the three months ended March 31, 2020, under CP’s stock option plans, the Company issued 212,020 options at the weighted-average price of $351.37 per share, based on the closing price on the grant date. Pursuant to the employee plan, these options may be exercised upon vesting, which is between 12 months and 48 months after the grant date, and will expire after seven years.

Under the fair value method, the fair value of the stock options at grant date was approximately $15 million. The weighted-average fair value assumptions were approximately:

For the three months ended March 31, 2020
Expected option life (years)(1)	4.75
Risk-free interest rate(2)	1.31%
Expected stock price volatility(3)	23.05%
Expected annual dividends per share(4)	$3.3200
Expected forfeiture rate(5)	4.37%
Weighted-average grant date fair value per option granted during the period	$68.95

(1)
Represents the period of time that awards are expected to be outstanding. Historical data on exercise behaviour or, when available, specific expectations regarding future exercise behaviour were used to estimate the expected life of the option.

(2)	Based on the implied yield available on zero-coupon government issues with an equivalent term commensurate with the expected term of the option.

(3)	Based on the historical volatility of the Company’s stock price over a period commensurate with the expected term of the option.

(4)	Determined by the current annual dividend at the time of grant. The Company does not employ different dividend yields throughout the contractual term of the option.

(5)	The Company estimates forfeitures based on past experience. This rate is monitored on a periodic basis.

Performance share unit plans

During the three months ended March 31, 2020, the Company issued 97,205 Performance Share Units ("PSUs") with a grant date fair value of approximately $34 million and 10,029 Performance Deferred Share Units ("PDSUs") with a grant date fair value, including value of expected future matching units, of approximately $4 million. PSUs and PDSUs attract dividend equivalents in the form of additional units based on dividends paid on the Company’s Common Shares, and vest approximately three years after the grant date, contingent upon CP’s performance ("performance factor"). The fair value of these PSUs and PDSUs is measured periodically until settlement using a lattice-based valuation model.Vested PSUs are settled in cash. Vested PDSUs are settled in cash pursuant to the Deferred Share Unit ("DSU") Plan and are eligible for a 25% match if the holder has not exceeded their share ownership requirements, and are paid out only when the holder ceases their employment with CP.

The performance period for PSUs and PDSUs issued in the three months ended March 31, 2020 is January 1, 2020 to December 31, 2022 and the performance factors are Return on Invested Capital ("ROIC"), Total Shareholder Return ("TSR") compared to the S&P/TSX 60 Index, and TSR compared to Class I railways.

The performance period for PSUs issued in 2017 was January 1, 2017 to December 31, 2019, and the performance factors for these PSUs were ROIC, TSR compared to the S&P/TSX Capped Industrial Index, and TSR compared to S&P 1500 Road and Rail Index. The resulting payout was 193% of the outstanding units multiplied by the Company's average share price calculated using the last 30 trading days preceding December 31, 2019. In the first quarter of 2020, payouts occurred on the total outstanding awards, including dividends reinvested, totalling $76 million on 121,225 outstanding awards.

Deferred share unit plan

During the three months ended March 31, 2020, the Company granted 13,134 DSUs with a grant date fair value of approximately $4 million. DSUs vest over various periods of up to 48 months and are only redeemable for a specified period after employment is terminated. The expense for DSUs is recognized over the vesting period for both the initial subscription price and the change in value between reporting periods.

14    Contingencies

In the normal course of its operations, the Company becomes involved in various legal actions, including claims relating to injuries and damage to property. The Company maintains provisions it considers to be adequate for such actions. While the final outcome with respect to actions outstanding or pending at March 31, 2020 cannot be predicted with certainty, it is the opinion of management that their resolution will not have a material adverse effect on the Company’s business, financial position or results of operations.

Legal proceedings related to Lac-Mégantic rail accident

On July 6, 2013, a train carrying petroleum crude oil operated by Montréal Maine and Atlantic Railway (“MMAR”) or a subsidiary, Montréal Maine & Atlantic Canada Co. (“MMAC” and collectively the “MMA Group”), derailed in Lac-Mégantic, Québec. The derailment occurred on a section of railway owned and operated by the MMA Group and while the MMA Group exclusively controlled the train.

Following the derailment, MMAC sought court protection in Canada under the Companies’ Creditors Arrangement Act and MMAR filed for bankruptcy in the U.S. Plans of arrangement were approved in both Canada and the U.S. (the “Plans”), providing for the distribution of approximately $440 million amongst those claiming derailment damages.

A number of legal proceedings, set out below, were commenced in Canada and the U.S. against CP and others:

(1)
Québec's Minister of Sustainable Development, Environment, Wildlife and Parks ordered various parties, including CP, to remediate the derailment site (the "Cleanup Order") and served CP with a Notice of Claim for $95 million for those costs. CP appealed the Cleanup Order and contested the Notice of Claim with the Administrative Tribunal of Québec. These proceedings are stayed pending determination of the Attorney General of Québec (“AGQ”) action (paragraph 2 below).

(2)
The AGQ sued CP in the Québec Superior Court claiming $409 million in damages, which was amended and reduced to $315 million (the “AGQ Action”). The AGQ Action alleges that: (i) CP was responsible for the petroleum crude oil from its point of origin until its delivery to Irving Oil Ltd.; and (ii) CP is vicariously liable for the acts and omissions of the MMA Group.

(3)
A class action in the Québec Superior Court on behalf of persons and entities residing in, owning or leasing property in, operating a business in, or physically present in Lac-Mégantic at the time of the derailment was certified against CP on May 8, 2015 (the "Class Action"). Other defendants including MMAC and Mr. Thomas Harding ("Harding") were added to the Class Action on January 25, 2017. The Class Action seeks unquantified damages, including for wrongful death, personal injury, property damage, and economic loss.

(4)
Eight subrogated insurers sued CP in the Québec Superior Court claiming approximately $16 million in damages, which was amended and reduced to approximately $15 million (the “Promutuel Action”), and two additional subrogated insurers sued CP claiming approximately $3 million in damages (the “Royal Action”). Both actions contain similar allegations as the AGQ Action. The actions do not identify the subrogated parties. As such, the extent of any overlap between the damages claimed in these actions and under the Plans is unclear. The Royal Action is stayed pending determination of the consolidated proceedings described below.

On December 11, 2017, the AGQ Action, the Class Action and the Promutuel Action were consolidated. These consolidated claims are currently scheduled for a joint liability trial commencing September 28, 2020, followed by a damages trial, if necessary.

(5)
Forty-eight plaintiffs (all individual claims joined in one action) sued CP, MMAC, and Harding in the Québec Superior Court claiming approximately $5 million in damages for economic loss and pain and suffering, and asserting similar allegations as in the Class Action and the AGQ Action. The majority of the plaintiffs opted-out of the Class Action and all but two are also plaintiffs in litigation against CP, described in paragraph 7 below. This action is stayed pending determination of the consolidated claims described above.

(6)
The MMAR U.S. bankruptcy estate representative commenced an action against CP in November 2014 in the Maine Bankruptcy Court claiming that CP failed to abide by certain regulations and seeking damages for MMAR’s loss in business value (as yet unquantified). This action asserts that CP knew or ought to have known that the shipper misclassified the petroleum crude oil and therefore should have refused to transport it.

(7)
The class and mass tort action commenced against CP in June 2015 in Texas (on behalf of Lac-Mégantic residents and wrongful death representatives) and the wrongful death and personal injury actions commenced against CP in June 2015 in Illinois and Maine, were all transferred and consolidated in Federal District Court in Maine (the “Maine Actions”). The Maine Actions allege that CP negligently misclassified and improperly packaged the petroleum crude oil. On CP’s motion, the Maine Actions were dismissed. The plaintiffs are appealing the dismissal decision, which may be heard in July 2020.

(8)
The trustee for the wrongful death trust commenced Carmack Amendment claims against CP in North Dakota Federal Court, seeking to recover approximately U.S. $6 million for damaged rail cars and lost crude and reimbursement for the settlement paid by the consignor and the consignee under the Plans (alleged to be U.S. $110 million and U.S. $60 million, respectively). This action is scheduled for trial in August 2020.

At this stage of the proceedings, any potential responsibility and the quantum of potential losses cannot be determined. Nevertheless, CP denies liability and is vigorously defending these proceedings.

Environmental liabilities

Environmental remediation accruals, recorded on an undiscounted basis unless a reliable, determinable estimate as to an amount and timing of costs can be established, cover site-specific remediation programs.

The accruals for environmental remediation represent CP’s best estimate of its probable future obligation and include both asserted and unasserted claims, without reduction for anticipated recoveries from third parties. Although the recorded accruals include CP’s best estimate of all probable costs, CP’s total environmental remediation costs cannot be predicted with certainty. Accruals for environmental remediation may change from time to time as new information about previously untested sites becomes known, and as environmental laws and regulations evolve and advances are made in environmental remediation technology. The accruals may also vary as the courts decide legal proceedings against outside parties responsible for contamination. These potential charges, which cannot be quantified at this time, may materially affect income in the particular period in which a charge is recognized.
Costs related to existing, but as yet unknown, or future contamination will be accrued in the period in which they become probable and reasonably estimable.

The expense included in “Purchased services and other” for the three months ended March 31, 2020 was $1 million (three months ended March 31, 2019 - $1 million). Provisions for environmental remediation costs are recorded in “Other long-term liabilities”, except for the current portion which is recorded in “Accounts payable and accrued liabilities”. The total amount provided at March 31, 2020 was $83 million (December 31, 2019 - $77 million). Payments are expected to be made over 10 years through 2029.

15 Condensed consolidating financial information

Canadian Pacific Railway Company, a 100%-owned subsidiary of Canadian Pacific Railway Limited (“CPRL”), is the issuer of certain debt securities, which are fully and unconditionally guaranteed by CPRL. The following tables present condensed consolidating financial information (“CCFI”) in accordance with Rule 3-10(c) of Regulation S-X.

Investments in subsidiaries are accounted for under the equity method when presenting the CCFI.

The tables include all adjustments necessary to reconcile the CCFI on a consolidated basis to CPRL’s consolidated financial statements for the periods presented.

Interim Condensed Consolidating Statements of Income
For the three months ended March 31, 2020

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Revenues
Freight	$—	$1,457	$543	$—	$2,000
Non-freight	—	33	93	(83)	43
Total revenues	—	1,490	636	(83)	2,043
Operating expenses
Compensation and benefits	—	275	120	3	398
Fuel	—	167	45	—	212
Materials	—	41	16	2	59
Equipment rents	—	44	(5)	(3)	36
Depreciation and amortization	—	115	77	—	192
Purchased services and other	—	243	154	(85)	312
Total operating expenses	—	885	407	(83)	1,209
Operating income	—	605	229	—	834
Less:
Other expense (income)	21	208	(18)	—	211
Other components of net periodic benefit (recovery) expense	—	(87)	2	—	(85)
Net interest expense (income)	—	122	(8)	—	114
(Loss) income before income tax expense and equity in net earnings of subsidiaries	(21)	362	253	—	594
Less: Income tax expense	—	134	51	—	185
Add: Equity in net earnings of subsidiaries	430	202	—	(632)	—
Net income	$409	$430	$202	$(632)	$409

Interim Condensed Consolidating Statements of Income
For the three months ended March 31, 2019

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Revenues
Freight	$—	$1,244	$482	$—	$1,726
Non-freight	—	29	114	(102)	41
Total revenues	—	1,273	596	(102)	1,767
Operating expenses
Compensation and benefits	—	274	130	2	406
Fuel	—	165	44	—	209
Materials	—	38	15	4	57
Equipment rents	—	33	2	—	35
Depreciation and amortization	—	96	64	—	160
Purchased services and other	—	278	187	(108)	357
Total operating expenses	—	884	442	(102)	1,224
Operating income	—	389	154	—	543
Less:
Other (income) expense	(5)	(43)	1	—	(47)
Other components of net periodic benefit (recovery) expense	—	(98)	1	—	(97)
Net interest (income) expense	(1)	122	(7)	—	114
Income before income tax expense and equity in net earnings of subsidiaries	6	408	159	—	573
Less: Income tax expense	—	104	35	—	139
Add: Equity in net earnings of subsidiaries	428	124	—	(552)	—
Net income	$434	$428	$124	$(552)	$434

Interim Condensed Consolidating Statements of Comprehensive Income
For the three months ended March 31, 2020

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Net income	$409	$430	$202	$(632)	$409
Net (loss) gain in foreign currency translation adjustments, net of hedging activities	—	(555)	490	—	(65)
Change in derivatives designated as cash flow hedges	—	2	—	—	2
Change in pension and post-retirement defined benefit plans	—	44	1	—	45
Other comprehensive (loss) income before income taxes	—	(509)	491	—	(18)
Income tax recovery on above items	—	60	—	—	60
Equity accounted investments	42	491	—	(533)	—
Other comprehensive income	42	42	491	(533)	42
Comprehensive income	$451	$472	$693	$(1,165)	$451

Interim Condensed Consolidating Statements of Comprehensive Income
For the three months ended March 31, 2019

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Net income	$434	$428	$124	$(552)	$434
Net gain (loss) in foreign currency translation adjustments, net of hedging activities	—	120	(104)	—	16
Change in derivatives designated as cash flow hedges	—	2	—	—	2
Change in pension and post-retirement defined benefit plans	—	19	1	—	20
Other comprehensive income (loss) before income taxes	—	141	(103)	—	38
Income tax expense on above items	—	(22)	—	—	(22)
Equity accounted investments	16	(103)	—	87	—
Other comprehensive income (loss)	16	16	(103)	87	16
Comprehensive income	$450	$444	$21	$(465)	$450

Interim Condensed Consolidating Balance Sheets
As at March 31, 2020

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Assets
Current assets
Cash and cash equivalents	$—	$119	$128	$—	$247
Accounts receivable, net	—	670	215	—	885
Accounts receivable, intercompany	172	249	168	(589)	—
Short-term advances to affiliates	—	1,891	3,874	(5,765)	—
Materials and supplies	—	134	43	—	177
Other current assets	—	54	44	—	98
	172	3,117	4,472	(6,354)	1,407
Long-term advances to affiliates	1,090	8	92	(1,190)	—
Investments	—	29	340	—	369
Investments in subsidiaries	10,886	11,861	—	(22,747)	—
Properties	—	10,446	9,454	—	19,900
Goodwill and intangible assets	—	—	223	—	223
Pension asset	—	1,111	—	—	1,111
Other assets	—	179	299	—	478
Deferred income taxes	5	—	—	(5)	—
Total assets	$12,153	$26,751	$14,880	$(30,296)	$23,488
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$113	$1,025	$390	$—	$1,528
Accounts payable, intercompany	7	333	249	(589)	—
Short-term advances from affiliates	5,078	664	23	(5,765)	—
Long-term debt maturing within one year	—	203	63	—	266
	5,198	2,225	725	(6,354)	1,794
Pension and other benefit liabilities	—	695	95	—	790
Long-term advances from affiliates	—	1,181	9	(1,190)	—
Other long-term liabilities	—	180	361	—	541
Long-term debt	—	9,804	—	—	9,804
Deferred income taxes	—	1,780	1,829	(5)	3,604
Total liabilities	5,198	15,865	3,019	(7,549)	16,533
Shareholders’ equity
Share capital	1,985	538	4,610	(5,148)	1,985
Additional paid-in capital	51	411	267	(678)	51
Accumulated other comprehensive (loss) income	(2,480)	(2,480)	1,072	1,408	(2,480)
Retained earnings	7,399	12,417	5,912	(18,329)	7,399
	6,955	10,886	11,861	(22,747)	6,955
Total liabilities and shareholders’ equity	$12,153	$26,751	$14,880	$(30,296)	$23,488

Condensed Consolidating Balance Sheets
As at December 31, 2019

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Assets
Current assets
Cash and cash equivalents	$—	$37	$96	$—	$133
Accounts receivable, net	24	597	184	—	805
Accounts receivable, intercompany	164	313	249	(726)	—
Short-term advances to affiliates	—	1,387	3,700	(5,087)	—
Materials and supplies	—	144	38	—	182
Other current assets	—	41	49	—	90
	188	2,519	4,316	(5,813)	1,210
Long-term advances to affiliates	1,090	7	84	(1,181)	—
Investments	—	32	309	—	341
Investments in subsidiaries	10,522	11,165	—	(21,687)	—
Properties	—	10,287	8,869	—	19,156
Goodwill and intangible assets	—	—	206	—	206
Pension asset	—	1,003	—	—	1,003
Other assets	—	173	278	—	451
Deferred income taxes	4	—	—	(4)	—
Total assets	$11,804	$25,186	$14,062	$(28,685)	$22,367
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$146	$1,189	$358	$—	$1,693
Accounts payable, intercompany	6	402	318	(726)	—
Short-term advances from affiliates	4,583	490	14	(5,087)	—
Long-term debt maturing within one year	—	548	51	—	599
	4,735	2,629	741	(5,813)	2,292
Pension and other benefit liabilities	—	698	87	—	785
Long-term advances from affiliates	—	1,174	7	(1,181)	—
Other long-term liabilities	—	206	356	—	562
Long-term debt	—	8,145	13	—	8,158
Deferred income taxes	—	1,812	1,693	(4)	3,501
Total liabilities	4,735	14,664	2,897	(6,998)	15,298
Shareholders’ equity
Share capital	1,993	538	4,610	(5,148)	1,993
Additional paid-in capital	48	406	265	(671)	48
Accumulated other comprehensive (loss) income	(2,522)	(2,522)	581	1,941	(2,522)
Retained earnings	7,550	12,100	5,709	(17,809)	7,550
	7,069	10,522	11,165	(21,687)	7,069
Total liabilities and shareholders’ equity	$11,804	$25,186	$14,062	$(28,685)	$22,367

Interim Condensed Consolidating Statements of Cash Flows
For the three months ended March 31, 2020

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Cash provided by operating activities	$94	$240	$269	$(114)	$489
Investing activities
Additions to properties	—	(271)	(84)	—	(355)
Proceeds from sale of properties and other assets	—	1	1	—	2
Advances to affiliates	—	(496)	(175)	671	—
Other	—	(8)	(1)	—	(9)
Cash used in investing activities	—	(774)	(259)	671	(362)
Financing activities
Dividends paid	(114)	(114)	—	114	(114)
Issuance of CP Common Shares	24	—	—	—	24
Purchase of CP Common Shares	(501)	—	—	—	(501)
Issuance of long-term debt, excluding commercial paper	—	959	—	—	959
Repayment of long-term debt, excluding commercial paper	—	(6)	(9)	—	(15)
Net repayment of commercial paper	—	(553)	—	—	(553)
Increase in short-term borrowings	—	145	—	—	145
Advances from affiliates	486	175	10	(671)	—
Other	11	—	—	—	11
Cash (used in) provided by financing activities	(94)	606	1	(557)	(44)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	—	10	21	—	31
Cash position
Increase in cash and cash equivalents	—	82	32	—	114
Cash and cash equivalents at beginning of period	—	37	96	—	133
Cash and cash equivalents at end of period	$—	$119	$128	$—	$247

Interim Condensed Consolidating Statements of Cash Flows
For the three months ended March 31, 2019

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Cash provided by operating activities	$687	$198	$219	$(691)	$413
Investing activities
Additions to properties	—	(141)	(83)	—	(224)
Proceeds from sale of properties and other assets	—	4	2	—	6
Advances to affiliates	—	(250)	(30)	280	—
Repayment of advances to affiliates	—	643	—	(643)	—
Other	—	—	(1)	—	(1)
Cash provided by (used in) investing activities	—	256	(112)	(363)	(219)
Financing activities
Dividends paid	(91)	(691)	—	691	(91)
Issuance of CP Common Shares	4	—	—	—	4
Purchase of CP Common Shares	(207)	—	—	—	(207)
Issuance of long-term debt, excluding commercial paper	—	397	—	—	397
Repayment of long-term debt, excluding commercial paper	—	(5)	—	—	(5)
Advances from affiliates	250	30	—	(280)	—
Repayment of advances from affiliates	(643)	—	—	643	—
Cash (used in) provided by financing activities	(687)	(269)	—	1,054	98
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	—	(1)	—	—	(1)
Cash position
Increase in cash and cash equivalents	—	184	107	—	291
Cash and cash equivalents at beginning of period	—	42	19	—	61
Cash and cash equivalents at end of period	$—	$226	$126	$—	$352

Summary of Rail Data

	First Quarter
Financial (millions, except per share data)	2020	2019	Total Change	% Change

Revenues
Freight	$2,000	$1,726	$274	16
Non-freight	43	41	2	5
Total revenues	2,043	1,767	276	16

Operating expenses
Compensation and benefits	398	406	(8)	(2)
Fuel	212	209	3	1
Materials	59	57	2	4
Equipment rents	36	35	1	3
Depreciation and amortization	192	160	32	20
Purchased services and other	312	357	(45)	(13)
Total operating expenses	1,209	1,224	(15)	(1)

Operating income	834	543	291	54

Less:
Other expense (income)	211	(47)	258	(549)
Other components of net periodic benefit recovery	(85)	(97)	12	(12)
Net interest expense	114	114	—	—

Income before income tax expense	594	573	21	4

Income tax expense	185	139	46	33

Net income	$409	$434	$(25)	(6)
Operating ratio (%)	59.2	69.3	(10.1)	(1,010) bps

Basic earnings per share	$2.99	$3.10	$(0.11)	(4)

Diluted earnings per share	$2.98	$3.09	$(0.11)	(4)

Shares Outstanding
Weighted average number of basic shares outstanding (millions)	136.7	140.1	(3.4)	(2)
Weighted average number of diluted shares outstanding (millions)	137.2	140.5	(3.3)	(2)

Foreign Exchange
Average foreign exchange rate (US$/Canadian$)	0.75	0.75	—	—
Average foreign exchange rate (Canadian$/US$)	1.34	1.33	0.01	1

Summary of Rail Data (Continued)

	First Quarter
Commodity Data	2020	2019	Total Change	% Change	FX Adjusted % Change(1)

Freight Revenues (millions)
- Grain	$418	$380	$38	10	10
- Coal	150	158	(8)	(5)	(5)
- Potash	112	114	(2)	(2)	(2)
- Fertilizers and sulphur	70	57	13	23	21
- Forest products	78	73	5	7	7
- Energy, chemicals and plastics	491	315	176	56	55
- Metals, minerals and consumer products	189	173	16	9	9
- Automotive	87	76	11	14	13
- Intermodal	405	380	25	7	6

Total Freight Revenues	$2,000	$1,726	$274	16	15

Freight Revenue per Revenue Ton-Mile (RTM) (cents)
- Grain	4.64	4.55	0.09	2	2
- Coal	3.38	3.01	0.37	12	12
- Potash	2.71	2.48	0.23	9	9
- Fertilizers and sulphur	6.39	6.38	0.01	—	(1)
- Forest products	6.11	6.23	(0.12)	(2)	(2)
- Energy, chemicals and plastics	5.55	4.96	0.59	12	12
- Metals, minerals and consumer products	6.82	7.07	(0.25)	(4)	(4)
- Automotive	26.69	22.84	3.85	17	16
- Intermodal	5.54	5.74	(0.20)	(3)	(4)

Total Freight Revenue per RTM	5.10	4.79	0.31	6	6

Freight Revenue per Carload
- Grain	$4,155	$4,089	$66	2	1
- Coal	2,351	2,237	114	5	5
- Potash	3,077	2,996	81	3	3
- Fertilizers and sulphur	4,636	4,197	439	10	9
- Forest products	4,309	4,288	21	—	—
- Energy, chemicals and plastics	4,823	3,998	825	21	20
- Metals, minerals and consumer products	3,247	3,239	8	—	—
- Automotive	3,085	3,048	37	1	1
- Intermodal	1,509	1,542	(33)	(2)	(2)

Total Freight Revenue per Carload	$2,896	$2,716	$180	7	6

(1)
This earnings measure has no standardized meaning prescribed by GAAP and, therefore, is unlikely to be comparable to similar measures presented by other companies. This measure is defined and reconciled in Non-GAAP Measures of this Earnings Release.

Summary of Rail Data (Continued)

	First Quarter
Commodity Data (Continued)	2020	2019	Total Change	% Change

Millions of RTM
- Grain	9,016	8,352	664	8
- Coal	4,435	5,232	(797)	(15)
- Potash	4,138	4,573	(435)	(10)
- Fertilizers and sulphur	1,095	902	193	21
- Forest products	1,277	1,179	98	8
- Energy, chemicals and plastics	8,849	6,359	2,490	39
- Metals, minerals and consumer products	2,771	2,448	323	13
- Automotive	326	335	(9)	(3)
- Intermodal	7,311	6,622	689	10

Total RTMs	39,218	36,002	3,216	9

Carloads (thousands)
- Grain	100.6	92.8	7.8	8
- Coal	63.8	70.4	(6.6)	(9)
- Potash	36.4	37.9	(1.5)	(4)
- Fertilizers and sulphur	15.1	13.7	1.4	10
- Forest products	18.1	17.1	1.0	6
- Energy, chemicals and plastics	101.8	78.8	23.0	29
- Metals, minerals and consumer products	58.2	53.5	4.7	9
- Automotive	28.2	25.1	3.1	12
- Intermodal	268.4	246.3	22.1	9

Total Carloads	690.6	635.6	55.0	9

	First Quarter
	2020	2019	Total Change	% Change	FX Adjusted % Change(1)

Operating Expenses (millions)
Compensation and benefits	$398	$406	$(8)	(2)	(2)
Fuel	212	209	3	1	—
Materials	59	57	2	4	4
Equipment rents	36	35	1	3	3
Depreciation and amortization	192	160	32	20	19
Purchased services and other	312	357	(45)	(13)	(13)

Total Operating Expenses	$1,209	$1,224	$(15)	(1)	(2)

(1)
This earnings measure has no standardized meaning prescribed by GAAP and, therefore, is unlikely to be comparable to similar measures presented by other companies. This measure is defined and reconciled in Non-GAAP Measures of this Earnings Release.

Summary of Rail Data (Continued)

	First Quarter
	2020	2019	Total Change	% Change

Operations Performance

Gross ton-miles ("GTMs") (millions)	71,309	64,854	6,455	10
Train miles (thousands)	8,367	7,823	544	7
Average train weight - excluding local traffic (tons)	9,188	8,868	320	4
Average train length - excluding local traffic (feet)	7,409	7,165	244	3
Average terminal dwell (hours)	6.2	7.9	(1.7)	(22)
Average train speed (miles per hour, or "mph")(1)	21.6	21.1	0.5	2
Fuel efficiency(2)	0.971	1.014	(0.043)	(4)
U.S. gallons of locomotive fuel consumed (millions)(3)	69.3	65.7	3.6	5
Average fuel price (U.S. dollars per U.S. gallon)	2.33	2.40	(0.07)	(3)

Total Employees and Workforce

Total employees (average)(4)	12,486	12,844	(358)	(3)
Total employees (end of period)(4)	12,330	12,995	(665)	(5)
Workforce (end of period)(5)	12,366	13,037	(671)	(5)

Safety Indicators(6)

FRA personal injuries per 200,000 employee-hours	1.20	1.93	(0.73)	(38)
FRA train accidents per million train-miles	0.99	1.62	(0.63)	(39)

(1)
Average train speed is defined as a measure of the line-haul movement from origin to destination including terminal dwell hours. It is calculated by dividing the total train miles travelled by the total train hours operated. This calculation does not include delay time related to customers or foreign railroads and excludes the time and distance travelled by: i) trains used in or around CP’s yards; ii) passenger trains; and iii) trains used for repairing track.

(2)	Fuel efficiency is defined as U.S. gallons of locomotive fuel consumed per 1,000 GTMs.

(3)	Includes gallons of fuel consumed from freight, yard and commuter service but excludes fuel used in capital projects and other non-freight activities.

(4)	An employee is defined as an individual currently engaged in full-time, part-time, or seasonal employment with CP.

(5)	Workforce is defined as total employees plus contractors and consultants.

(6)
FRA personal injuries per 200,000 employee-hours for the three months ended March 31, 2019 was previously reported as 1.97, restated to 1.93 for the current report. This adjustment is attributable to new information, as the FRA defines the reportable metric to include actual determinations within specified periods that exceed our financial reporting timeline.

Non-GAAP Measures

The Company presents Non-GAAP measures to provide a basis for evaluating underlying earnings and liquidity trends in the Company’s business that can be compared with the results of operations in prior periods. In addition, these Non-GAAP measures facilitate a multi-period assessment of long-term profitability, allowing management and other external users of the Company’s consolidated financial information to compare profitability on a long-term basis, including assessing future profitability, with that of the Company’s peers.

These Non-GAAP measures have no standardized meaning and are not defined by accounting principles generally accepted in the United States of America ("GAAP") and, therefore, may not be comparable to similar measures presented by other companies. The presentation of these Non-GAAP measures is not intended to be considered in isolation from, as a substitute for, or as superior to the financial information presented in accordance with GAAP.

Non-GAAP Performance Measures

The Company uses adjusted earnings results including Adjusted income and Adjusted diluted earnings per share ("EPS") to evaluate the Company’s operating performance and for planning and forecasting future business operations and future profitability. These Non-GAAP measures provide meaningful supplemental information regarding operating results because they exclude certain significant items that are not considered indicative of future financial trends either by nature or amount. As a result, these items are excluded for management assessment of operational performance, allocation of resources and preparation of annual budgets. These significant items may include, but are not limited to, restructuring and asset impairment charges, individually significant gains and losses from sales of assets, the foreign exchange ("FX") impact of translating the Company’s debt and lease liabilities (including borrowings under the credit facility), discrete tax items, and certain items outside the control of management. These items may not be non-recurring. However, excluding these significant items from GAAP results allows for a consistent understanding of the Company's consolidated financial performance when performing a multi-period assessment including assessing the likelihood of future results. Accordingly, these Non-GAAP financial measures may provide insight to investors and other external users of the Company's consolidated financial information.

Significant items that impact reported earnings for the first three months of 2020, the twelve months of 2019, and the last nine months of 2018 include:

2020:

•	a non-cash loss of $215 million ($198 million after deferred tax) due to FX translation of debt and lease liabilities that unfavourably impacted Diluted EPS by $1.44.

2019:

•	in the fourth quarter, a deferred tax expense of $24 million as a result of a provision for an uncertain tax item of a prior period that unfavourably impacted Diluted EPS by 17 cents;

•	in the second quarter, a deferred tax recovery of $88 million due to the change in the Alberta provincial corporate income tax rate that favourably impacted Diluted EPS by 63 cents; and

•	during the course of the year, a net non-cash gain of $94 million ($86 million after deferred tax) due to FX translation of debt and lease liabilities as follows:

–	in the fourth quarter, a $37 million gain ($32 million after deferred tax) that favourably impacted Diluted EPS by 22 cents;

–	in the third quarter, a $25 million loss ($22 million after deferred tax) that unfavourably impacted Diluted EPS by 15 cents;

–	in the second quarter, a $37 million gain ($34 million after deferred tax) that favourably impacted Diluted EPS by 24 cents; and

–	in the first quarter, a $45 million gain ($42 million after deferred tax) that favourably impacted Diluted EPS by 30 cents.

2018:

•	in the second quarter, a deferred tax recovery of $21 million due to reductions in the Missouri and Iowa state tax rates that favourably impacted Diluted EPS by 15 cents; and

•	a net non-cash loss of $119 million ($108 million after deferred tax) due to FX translation of debt as follows:

–	in the fourth quarter, a $113 million loss ($103 million after deferred tax) that unfavourably impacted Diluted EPS by 72 cents;

–	in the third quarter, a $38 million gain ($33 million after deferred tax) that favourably impacted Diluted EPS by 23 cents; and

–	in the second quarter, a $44 million loss ($38 million after deferred tax) that unfavourably impacted Diluted EPS by 27 cents.

2020 Outlook

As a result of the ongoing impacts of the COVID-19 pandemic to business operations and the broader macroeconomy, CP has updated its 2020 outlook. Based on CP’s current view of the demand environment, the Company now expects volume, as measured in revenue ton-miles ("RTMs"), to be down mid-single digits and Adjusted diluted EPS to be roughly flat year over year based on Adjusted diluted EPS of $16.44 in 2019. In spite of currency headwinds, CP continues to expect capital expenditures of $1.6 billion as the Company takes advantage of available track time to better position the network for recovery and support long-term shareholder returns. CP's revised guidance assumes a FX rate of $1.40 USD/CAD, other components of net periodic benefit recovery to decrease by approximately $40 million versus 2019 and an effective tax rate of 25 percent. Adjusted diluted EPS is defined and discussed further below.

Although CP has provided a forward-looking Non-GAAP measure (Adjusted diluted EPS), management is unable to reconcile, without unreasonable efforts, the forward-looking Adjusted diluted EPS to the most comparable GAAP measure, due to unknown variables and uncertainty related to future results. These unknown variables may include unpredictable transactions of significant value. In past years, CP has recognized significant asset impairment charges, management transition costs related to senior executives and discrete tax items. These or other similar, large unforeseen transactions affect diluted EPS but may be excluded from CP’s Adjusted diluted EPS. Additionally, the U.S.-to-Canada dollar exchange rate is unpredictable and can have a significant impact on CP’s reported results but may be excluded from CP’s Adjusted diluted EPS. In particular, CP excludes the FX impact of translating the Company’s debt and lease liabilities, the impact from changes in income tax rates and a provision for uncertain tax item from Adjusted diluted EPS. Please see Note on Forward-Looking Information in this Earnings Release for further discussion.

Reconciliation of GAAP Performance Measures to Non-GAAP Performance Measures

The following tables reconcile the most directly comparable measures presented in accordance with GAAP to the Non-GAAP measures:

Adjusted income is calculated as Net income reported on a GAAP basis adjusted for significant items.

	For the three months ended March 31		For the twelve months ended December 31
(in millions)	2020	2019	2019
Net income as reported	$409	$434	$2,440
Less significant items (pre-tax):
Impact of FX translation (loss) gain on debt and lease liabilities	(215)	45	94
Add:
Tax effect of adjustments(1)	(17)	3	8
Income tax rate changes	—	—	(88)
Provision for uncertain tax item	—	—	24
Adjusted income	$607	$392	$2,290

(1)
The tax effect of adjustments was calculated as the pre-tax effect of the adjustments multiplied by the applicable tax rate for the above items of 8.17% for the three months ended March 31, 2020, 6.45% for the three months ended March 31, 2019, and 8.55% for the twelve months ended December 31, 2019, respectively. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the significant items.

Adjusted diluted earnings per share is calculated using Adjusted income, as defined above, divided by the weighted-average diluted number of Common Shares outstanding during the period as determined in accordance with GAAP.

	For the three months ended March 31		For the twelve months ended December 31
	2020	2019	2019
Diluted earnings per share as reported	$2.98	$3.09	$17.52
Less significant items (pre-tax):
Impact of FX translation (loss) gain on debt and lease liabilities	(1.57)	0.32	0.67
Add:
Tax effect of adjustments(1)	(0.13)	0.02	0.05
Income tax rate changes	—	—	(0.63)
Provision for uncertain tax item	—	—	0.17
Adjusted diluted earnings per share	$4.42	$2.79	$16.44

(1)
The tax effect of adjustments was calculated as the pre-tax effect of the adjustments multiplied by the applicable tax rate for the above items of 8.17% for the three months ended March 31, 2020, 6.45% for the three months ended March 31, 2019, and 8.55% for the twelve months ended December 31, 2019, respectively. The applicable tax rates reflect the taxable jurisdictions and nature, being on account of capital or income, of the significant items.

Adjusted Return on Invested Capital ("Adjusted ROIC")

Adjusted ROIC is calculated as Adjusted return divided by Adjusted average invested capital. Adjusted return is defined as Net income adjusted for interest expense, tax effected at the Company’s adjusted annualized effective tax rate, and significant items in the Company’s Consolidated Financial Statements, tax effected at the applicable tax rate. Adjusted average invested capital is defined as the sum of total Shareholders' equity, Long-term debt, and Long-term debt maturing within one year, as presented in the Company's Consolidated Financial Statements, each averaged between the beginning and ending balance over a rolling 12-month period, adjusted for the impact of significant items, tax effected at the applicable tax rate, on closing balances as part of this average. Adjusted ROIC excludes significant items reported in the Company's Consolidated Financial Statements, as these significant items are not considered indicative of future financial trends either by nature or amount, and excludes interest expense, net of tax, to incorporate returns on the Company’s overall capitalization. Adjusted ROIC is a performance measure that measures how productively the Company uses its long-term capital investments, representing critical indicators of good operating and investment decisions made by management, and is an important performance criteria in determining certain elements of the Company's long-term incentive plan. Adjusted ROIC is reconciled below from Return on average shareholders' equity, the most comparable measure calculated in accordance with GAAP.

Starting with this Earnings Release, CP aligned the reconciliation sequence for Adjusted ROIC to start with Net income, with no change to the calculated Adjusted return.

Calculation of Return on average shareholders' equity

	For the twelve months ended March 31
(in millions, except for percentages)	2020	2019
Net income as reported	$2,415	$2,037
Average shareholders' equity	$6,884	$6,624
Return on average shareholders' equity	35.1%	30.8%

Reconciliation of Net income to Adjusted return

	For the twelve months ended March 31
(in millions)	2020	2019
Net income as reported	$2,415	$2,037
Add:
Net interest expense	448	452
Tax on interest(1)	(112)	(113)
Significant items:
Impact of FX translation loss on debt and lease liabilities (pre-tax)	166	74
Tax on significant items(2)	(12)	(8)
Income tax recovery from income tax rate changes	(88)	(21)
Provision for uncertain tax item	24	—
Adjusted return	$2,841	$2,421

(1)	Tax was calculated at the adjusted annualized effective tax rate of 24.85% and 24.76% for the twelve months ended March 31, 2020 and 2019, respectively.

(2)
Tax was calculated as the pre-tax effect of the adjustments multiplied by the applicable tax rate for the above items of 7.61% and 11.34% for the twelve months ended March 31, 2020 and 2019, respectively.

Reconciliation of Average shareholders' equity to Adjusted average invested capital

	For the twelve months ended March 31
(in millions)	2020	2019
Average shareholders' equity	$6,884	$6,624
Average Long-term debt, including long-term debt maturing within one year	9,497	8,640
	$16,381	$15,264
Less:
Income tax recovery from income tax rate changes	44	11
Provision for uncertain tax item	(12)	—
Adjusted average invested capital	$16,349	$15,253

Calculation of Adjusted ROIC

	For the twelve months ended March 31
(in millions, except for percentages)	2020	2019
Adjusted return	$2,841	$2,421
Adjusted average invested capital	$16,349	$15,253
Adjusted ROIC	17.4%	15.9%

Free Cash

Free cash is calculated as Cash provided by operating activities, less Cash used in investing activities, adjusted for changes in cash and cash equivalents balances resulting from FX fluctuations. Free cash is a measure that management considers to be an indicator of liquidity. Free cash is useful to investors and other external users of the Company's Consolidated Financial Statements as it assists with the evaluation of the Company's ability to generate cash from its operations without incurring additional external financing. Positive Free cash indicates the amount of cash available for reinvestment in the business, or cash that can be returned to investors through dividends, stock repurchase programs, debt retirements or a combination of these. Conversely, negative Free cash indicates the amount of cash that must be raised from investors through new debt or equity issues, reduction in available cash balances or a combination of these. Free cash should be considered in addition to, rather than as a substitute for, Cash provided by operating activities.

Reconciliation of Cash Provided by Operating Activities to Free Cash

	For the three months ended March 31
(in millions)	2020	2019
Cash provided by operating activities	$489	$413
Cash used in investing activities	(362)	(219)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	31	(1)
Free cash	$158	$193

Foreign Exchange Adjusted % Change

FX adjusted % change allows certain financial results to be viewed without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons in the analysis of trends in business performance. Financial result variances at constant currency are obtained by translating the comparable period of the prior year results denominated in U.S. dollars at the foreign exchange rates of the current period.

FX adjusted % changes in revenues are further used in calculating FX adjusted % change in freight revenue per carload and RTM. FX adjusted % changes in revenues are as follows:

	For the three months ended March 31
(in millions)	Reported 2020	Reported 2019	Variance due to FX	FX Adjusted 2019	FX Adjusted % Change
Freight revenues by line of business
Grain	$418	$380	$1	$381	10
Coal	150	158	—	158	(5)
Potash	112	114	—	114	(2)
Fertilizers and sulphur	70	57	1	58	21
Forest products	78	73	—	73	7
Energy, chemicals and plastics	491	315	1	316	55
Metals, minerals and consumer products	189	173	1	174	9
Automotive	87	76	1	77	13
Intermodal	405	380	1	381	6
Freight revenues	2,000	1,726	6	1,732	15
Non-freight revenues	43	41	—	41	5
Total revenues	$2,043	$1,767	$6	$1,773	15

FX adjusted % changes in operating expenses are as follows:

	For the three months ended March 31
(in millions)	Reported 2020	Reported 2019	Variance due to FX	FX Adjusted 2019	FX Adjusted % Change
Compensation and benefits	$398	$406	$1	$407	(2)
Fuel	212	209	2	211	—
Materials	59	57	—	57	4
Equipment rents	36	35	—	35	3
Depreciation and amortization	192	160	1	161	19
Purchased services and other	312	357	2	359	(13)
Total operating expenses	$1,209	$1,224	$6	$1,230	(2)

FX adjusted % change in operating income is as follows:

	For the three months ended March 31
(in millions)	Reported 2020	Reported 2019	Variance due to FX	FX Adjusted 2019	FX Adjusted % Change
Operating income	$834	$543	$—	$543	54

Adjusted Net Debt to Adjusted EBITDA Ratio

Adjusted net debt to Adjusted earnings before interest, tax, depreciation and amortization ("EBITDA") ratio is calculated as Adjusted net debt divided by Adjusted EBITDA. The Adjusted net debt to Adjusted EBITDA ratio is a key credit measure used to assess the Company’s financial capacity. The ratio provides information on the Company’s ability to service its debt and other long-term obligations. The Adjusted net debt to Adjusted EBITDA ratio is reconciled below from the Long-term debt to Net income ratio, the most comparable measure calculated in accordance with GAAP.

Calculation of Long-term Debt to Net Income Ratio

(in millions, except for ratios)	2020	2019
Long-term debt including long-term debt maturing within one year as at March 31	$10,070	$8,923
Net income for the twelve months ended March 31	2,415	2,037
Long-term debt to Net income ratio	4.2	4.4

Reconciliation of Long-term Debt to Adjusted Net Debt

Adjusted net debt is defined as Long-term debt, Long-term debt maturing within one year and Short-term borrowing as reported on the Company’s Consolidated Balance Sheets adjusted for pension plans deficit, operating lease liabilities recognized on the Company's Consolidated Balance Sheets, and Cash and cash equivalents.

(in millions)	2020	2019
Long-term debt including long-term debt maturing within one year as at March 31	$10,070	$8,923
Add:
Pension plans deficit(1)	300	265
Operating lease liabilities	365	386
Less:
Cash and cash equivalents	247	352
Adjusted net debt as at March 31	$10,488	$9,222

(1)	Pension plans deficit is the total funded status of the Pension plans in deficit only.

Reconciliation of Net Income to EBIT, Adjusted EBIT and Adjusted EBITDA
Earnings before interest and tax ("EBIT") is calculated as Net income before Net interest expense and Income tax expense. Adjusted EBIT excludes significant items reported in both Operating income and Other expense (income). Adjusted EBITDA is calculated as Adjusted EBIT plus operating lease expense and Depreciation and amortization, less Other components of net periodic benefit recovery.

	For the twelve months ended March 31
(in millions)	2020	2019
Net income as reported	$2,415	$2,037
Add:
Net interest expense	448	452
Income tax expense	752	654
EBIT	3,615	3,143
Less significant items (pre-tax):
Impact of FX translation loss on debt and lease liabilities	(166)	(74)
Adjusted EBIT	3,781	3,217
Add:
Operating lease expense	83	97
Depreciation and amortization	738	686
Less:
Other components of net periodic benefit recovery	369	385
Adjusted EBITDA	$4,233	$3,615

Calculation of Adjusted Net Debt to Adjusted EBITDA Ratio

(in millions, except for ratios)	2020	2019
Adjusted net debt as at March 31	$10,488	$9,222
Adjusted EBITDA for the twelve months ended March 31	4,233	3,615
Adjusted net debt to Adjusted EBITDA ratio	2.5	2.6